SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): January 14, 1998



                           CENTRAL MAINE POWER COMPANY
             (Exact name of registrant as specified in its charter)




          Maine                     1-5139                 01-0042740
(State of Incorporation)          (Commission            (IRS Employer
                                  File Number)           Identification Number)




                      83 Edison Drive, Augusta, Maine 04336
                  (Address of principal executive offices)(zip code)



       Registrant's telephone number, including area code: (207) 623-3521




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Item 1 through Item 4.  Not applicable.

Item 5.  Other Events.
(a) Storm damage to Company's system. On January 7 through 9, 1998, an ice storm of unprecedented breadth and severity struck the Company's service territory, causing power outages for approximately 280,000 of the Company's 520,000 customers, on January 9 immediately after the storm, and substantial widespread damage to the Company's transmission and distribution system. To restore its electrical system, the Company has supplemented its own crews with utility and tree-service crews from throughout the northeastern United States and the Canadian maritime provinces, with assistance from the Maine national guard. As of January 20, 1998, service has been restored to approximately 95 percent of the affected customers. Although accurate predictions are difficult because of the breadth of the damage to its system, the Company estimates its restoration costs, including capital items, to be approximately $55 million, of which the incremental non-capital costs could reach or exceed $45 million.

On January 15, 1998, the Maine Public Utilities Commission ("MPUC") issued an Order (the "Order") allowing the Company to defer on its books the incremental non-capital costs associated with the Company's efforts to restore service in response to the damage resulting from the storm. The Order requires the Company, as part of its annual filing under its Alternative Rate Plan ("ARP"), to file information on the amounts deferred under the Order and to submit a proposal as to how the costs associated with the Order should be recovered under the ARP. The MPUC also specifically requested the Company to include in its filing its views on whether it is reasonable to allow recovery of such costs over a one-year period commencing July 1, 1998, or whether a longer or shorter period would be appropriate.

(b) Extension of Maine Yankee standstill agreements; preliminary FERC order. As previously reported, Maine Yankee Atomic Power Company ("Maine Yankee"), in which the Company has a 38-percent equity interest, entered into agreements in August 1997 with the holders of its outstanding First Mortgage Bonds and its lender banks (the "Standstill Agreements") under which the bondholders and banks agreed that they would not assert that the August 1997 voluntary permanent shutdown of the nuclear generating plant owned by Maine Yankee (the "Plant") constituted a covenant violation under Maine Yankee's First Mortgage Indenture or its two bank credit agreements. The parties also agreed in the Standstill Agreements to maintain Maine Yankee's bank borrowings at a level below that of the prior aggregate bank commitments, which level Maine Yankee considers adequate for its foreseeable needs. The Standstill Agreements, as extended in October 1997, were to terminate on January 15, 1998, by which date MaineYankee was to have reached agreement on restructured debt arrangements reflecting its decommissioning status. Also as previously reported, on November 6, 1997, Maine Yankee filed a rate proceeding with the Federal Energy Regulatory Commission ("FERC") reflecting the Plant's decommissioning status and requesting an effective date of January 15, 1998, for the amendments to Maine Yankee's Power Contracts and Additional Power Contracts, which revise Maine Yankee's wholesale rates and clarify and confirm the obligations of Maine Yankee's sponsors to continue to pay their shares of Maine Yankee's costs during the decommissioning period.

On January 15, 1998, Maine Yankee, its bondholders and lender banks revised the Standstill Agreements and extended their term to April 15, 1998, subject to satisfying certain milestone obligations during the term of the extension. One such obligation is that Maine Yankee must accept an underwritten commitment to refinance its bonds and bank debt by February 12, 1998, which commitment must be subject only to closing conditions that are reasonably capable of being satisfied by April 15, 1998, and reasonably satisfactory to the bondholders and banks. Maine Yankee has reached general agreement on the structure and basic terms of an underwritten refinancing arrangement which it believes would satisfy the obligation in the extended Standstill Agreements upon receipt of a final commitment by the prospective underwriter. The Company cannot predict whether a satisfactory refinancing arrangement will be consummated by Maine Yankee.

On January 14, 1998, the FERC issued an "Order Accepting for Filing and Suspending Power Sales Contract Amendment, and Establishing Hearing Procedures" (the "FERC Order") in which the FERC accepted for filing the rates associated with the amended Power Contracts and made them effective January 15, 1998, subject to refund. The FERC also granted intervention requests, including among others those of the MPUC, Maine Yankee's largest bondholder, and two of its lender banks, denied the request of an intervenor group to summarily dismiss part of the filing, and ordered that a public hearing be held concerning the prudence of Maine Yankee's decision to shut down the Plant and on the justness and reasonableness of Maine Yankee's proposed rate amendments. The Company expects the prudence issue to be pursued vigorously by several intervenors, including among others the MPUC, which stayed its own prudence investigation pending the outcome of the FERC proceeding after a jurisdictional challenge by Maine Yankee and the Company. The Company cannot predict the outcome of the FERC proceeding.


Item 6 through Item 9.  Not applicable.

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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                 CENTRAL MAINE POWER COMPANY



                                 By ________________________________
                                    D. E. Marsh
                                    Chief Financial Officer

Dated:  January 20, 1998